Exhibit 99.1

CONTACT:   STRATUS SERVICES GROUP, INC.
Suzette Nanovic Berrios, Esq.
(732) 866-0300 – Fax (732) 866-6676

FOR IMMEDIATE RELEASE
STRATUS SERVICES GROUP, INC. REPORTS
FISCAL 2004 THIRD QUARTER FINANCIAL RESULTS;
REVENUES INCREASE 39%

Manalapan, New Jersey, August 17, 2004 –Stratus Services Group, Inc., the SMARTSolutions™ Company (OTC Bulletin Board: SSVG.OB), announced today results for its fiscal 2004 third quarter, which ended June 30, 2004.

Continuing Operations – Third quarter revenues were $29,873,378 and operating (loss) was ($1,167,224) compared to revenues of $21,541,937, and a (loss) of ($636,538), for the prior year’s third quarter. The net (loss) attributable to common shareholders was ($2,396,896) compared to a (loss) of ($1,469,456) for the prior year’s third quarter.

“Stratus again has achieved record sales for the quarter,” stated Joseph J. Raymond, the Company’s President and CEO. “Revenues have grown internally 39%. However, the Company is disappointed in our net loss for the quarter which is directly related to the delayed closing of our continuous Unit Offering. Due to the delay in finally consummating the Offering, the costs of the Offering were higher, and the delay also resulted in delayed savings in workers’ compensation costs.”

“Because the Offering was delayed, the Company was also delayed in consummating its agreement to outsource its California payroll. Workers’ compensation rates effective May 1, 2004 rose significantly, increasing 238%.

The offering did, however, assist the Company in restructuring its Preferred Stock capitalization and eliminating the dilutive effect of same, in improving the Company’s balance sheet, and in positioning itself for future financing and borrowing opportunities.

Nevertheless, this outsourcing of California payroll going forward will significantly reduce the Company’s worker’s compensation costs for the fourth quarter.

Our increase in sales has been a constant over the prior year’s quarters, and additional increases look promising for the future. These continuous organic sales increases along with the Company’s ability to negotiate higher margins with its clients, make me very optimistic about the Company’s turn around thus far, and for even greater results for the future.”

500 Craig Road, Suite 201, Manalapan, New Jersey 07726 Phone: 732-866-0300 • Fax: 732-294-1133

Stratus Services Group, Inc.
Financial Highlights

	Three Months Ended:
	June 30, 2004	June 30, 2003

Continuing operations
Revenues	$29,873,378	$21,541,937

Operating income (loss)	$(1,167,224)	$(636,538)

Net earnings (loss) attributable to common stockholders	$(2,396,896)	$(1,469,456)

Net earnings (loss) per share attributable to common stockholders
Basic:
Earnings (loss) from continuing operations	$(.38)	$(.24)
Earnings from discontinued operations	--	(.07)

Net earnings (loss)	$(.38)	$(.31)

Diluted:
Earnings (loss) from continuing operations	$(.38)	$(.24)
Earnings from discontinued operations	--	(.07)

Net earnings (loss)	$(.38)	$(.31)

Weighted average shares, outstanding per common share
Basic	6,237,144	4,716,908
Diluted	6,237,144	4,716,908

Stratus is a national provider of business productivity consulting and staffing services through a network of twenty offices in eleven states. Through its SMARTSolutions(TM) technology, Stratus provides a structured program to monitor and reduce the cost of a customer's labor resources. Through its Stratus Technology Services, LLC joint venture, the Company provides a broad range of information technology staffing and project consulting.

This news release includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. Factors that could cause the Company's actual results and financial condition to differ from the Company's expectations include, but are not limited to, a change in economic conditions that adversely affects the level of demand for the Company's services, competitive market and pricing pressures, the availability of qualified temporary workers, the ability of the Company to manage growth through improved information systems and the training and retention of new staff, and government regulations.

500 Craig Road, Suite 201, Manalapan, New Jersey 07726 Phone: 732-866-0300 • Fax: 732-294-1133